Free Writing Prospectus
Dated  October 10, 2007
Registration No. 333-132201
Filed pursuant to Rule 433

Toyota Motor Credit Corp

Final Term Sheet

Agent:
HSBC Securities (USA) Inc.


Structure:
13-month Floating Rate Medium Term Notes
Ratings:	Aaa/AAA
Pricing Date:	October 10th, 2007
Interest Accrual Date:	October  15th, 2007
Settlement Date:	October  15th, 2007
Maturity Date:		November 10th, 2008
Form of Note:		Senior Notes
Form of Offering:	SEC Registered Medium Term Notes
CUSIP:			89233PL46

Transaction Details

Principal Amount:	$300,000,000

Pricing Benchmark	Prime - 268 bps

Reoffer Yield:		Prime - 268 bps

Interest Rate Source:	Fed H15 /Bloomberg FCPR

Price to Investor:	100.000%

Gross Fees		0.01%

All-In Price to Issuer:	99.99%

Net Proceeds:		$299,970,000

Interest Reset:		Daily, using Friday's rate for the weekend

Interest Calculation:	Daily average on a weighted basis with a 2
			business day cutoff prior to interest payment date

Interest Pay Frequency:	Quarterly

First Payment Date:	January 15th, 2008

Interest Payment Dates:	Quarterly on the 15th January, April, July,
			October and November 11, 2008 (short last coupon).

Day Count:		Actual/360

Day Count Convention:	Following, Adjusted

Minimum Denominations:	$1,000 and integral multiples of $1,000
			thereafter


The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in the registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering.  You may get these documents for free by visiting EDGAR on the SEC
Web site at www.sec.gov.  Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the
prospectus if you request it by calling toll-free 1-866-811-8049.   Any
disclaimer or other notice that may appear below is not applicable to this communication and should be disregarded. Such disclaimer or
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